Exhibit 99.1

NEWS RELEASE Media Contact: Brian Pitts (312) 475-5921 Investor Relations Contact: PI Aquino (708) 483-1331

TreeHouse Foods, Inc. Appoints Matthew E. Rubel to the Board of Directors; Board

Accepts Resignation of Terdema L. Ussery

OAK BROOK, Ill., Feb. 21, 2018 /PRNewswire/ — TreeHouse Foods, Inc. (NYSE: THS) announced today the appointment of Matthew E. Rubel to its Board of Directors.

Mr. Rubel is joining the Board to complete the remainder of the term of Board member Terdema L. Ussery who has resigned effective immediately. Mr. Rubel will stand for election in the 2018 Proxy. George V. Bayly will replace Mr. Ussery as Chairman of the Nominating and Corporate Governance Committee and Linda K. Massman will take Mr. Ussery’s place on the Board’s Compensation Committee.

Sam K. Reed, Chairman, President and Chief Executive Officer of TreeHouse Foods, said, “We are delighted to welcome Matt Rubel to our board. He is a highly accomplished executive and board leader who brings to our team extensive leadership experience across the retail consumer product and private equity landscape. I am confident that his background will be instrumental to TreeHouse as the retail grocery landscape continues to evolve and our TreeHouse 2020 initiatives strive to simplify, reshape and optimize our manufacturing and distribution footprint so that we are better positioned to capture the private label opportunity.”

Mr. Rubel most recently served as the Chief Executive Officer of Varsity Brands. He currently serves as Executive Chairman of the Board at KidKraft, Inc. and as the Lead Independent Director of The Joint Corporation. He is also an Independent Director at Hudson’s Bay Company. In 2010, Mr. Rubel became a Presidential Appointee to the House Advisory Council on Trade Policy Negotiation.

Mr. Rubel has extensive private equity, as well as executive experience. He has served as a Senior Advisor to both TPG Capital, L.P. and TPG Growth, as well as Roark Capital Group. Prior to his advisory roles, Mr. Rubel served as Chief Executive Officer and President of Collective Brands, Inc. from 2005 to 2011, including his time as Chairman, Chief Executive Officer, and President of Payless Inc. which saw the acquisition of brands including Sperry Topsider, Saucony, Stride Rite and Keds. From February 1999 to July 2005, he served as the Chairman, Chief Executive Officer and President of Cole Haan. Mr. Rubel has been an executive and director of numerous multi-national retail and consumer branded companies, including Supervalu from 2010 to 2016 and HSNi from 2012 to 2017.

Mr. Rubel earned his Bachelor of Science in journalism from Ohio University and holds an MBA from the University of Miami.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with a network of manufacturing facilities across the United States, Canada, and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages (single serve beverages, coffees, teas, creamers, powdered beverages, and smoothies); meals (cereal, pasta, macaroni and cheese, and side dishes); baked goods (refrigerated and frozen dough, cookies, and crackers); condiments (pourable and spoonable dressing, dips, pickles, and sauces) and snacks (nuts, trail mix, bars, dried fruits, and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic, and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.